DroneGuarder Inc. Announces the Appointment of Adam Taylor as CEO

May 23, 2017

OTC Disclosure & News Service

LONDON, May 23, 2017 (GLOBE NEWSWIRE) -- DroneGuarder Inc. (OTCQB:DRNG) is pleased to announce the appointment of Adam Taylor as CEO of DroneGuarder Inc.

Adam Taylor brings a wealth of experience in sales and marketing in the Security Equipment Industry with a very strong history of success. He was the sales and marketing Director of Impregnable Security a world leading security company in the UK and Europe which focused on leading edge technology security solutions for very complex client requirements.

Adam is currently engaged in finalizing the first version product release of the DroneGuarder™ security drone, with the launch date to be announced soon. Future developments include multi connected intelligent drones that communicate between each other as they patrol and survey the property in real time.

“I am very excited to be appointed as the CEO of DroneGuarder where we are bringing the most up to date cutting edge technology to our customers globally. Our intelligent automated self-flying security drones will change the world of home and business security surveillance delivering cost effective solution that will enable the end user to take back control of their home and business security in real time, having peace of mind that they can drone patrol their properties via our app 24/7, 365 days a year, and be dynamically alerted by real time video and alerts.”

DroneGuarder is an early stage security and surveillance company focusing on commercializing a drone enhanced home security system as a turnkey solution. The solution is app-based and includes a drone, infrared camera, and Android mobile app component: Once an alarm has been triggered, the DroneGuarder™ will immediately take off from a wireless charging pad.

Please visit http://www.droneguarder.com to learn about the company, management and products.

Contact:

Adam Taylor, CEO

Email: adam@droneguarder.com

Phone number: + 44 203 319 5059

Address

DroneGuarder Inc

86-90 Paul Street

London EC2A 4NE

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